EXHIBIT 5.1

LOEB & LOEB LLP

10100 SANTA MONICA BOULEVARD, SUITE 2200

LOS ANGELES, CA 90067

(310) 282-2000

January 29, 2009

OSI Systems, Inc.

12525 Chadron Avenue

Hawthorne, California 90250

Re: Registration Statement on Form S-8

Ladies and Gentleman:

In connection with the registration by OSI Systems, Inc., a California corporation (the “Company”), of 1,500,000 shares of common stock, no par value per share (the “Shares”), issuable pursuant to the Company’s 2008 Employee Stock Purchase Plan (the “Plan”), under the Securities Act of 1933, as amended (the “Act”), on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), you have requested our opinion set forth below. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

This opinion is limited to the California Corporations Code (the “Code”), including the statutory provisions of the Code, all applicable provisions of the Constitution of the State of California and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the Shares in accordance with the terms of the Plan, the Registration Statement and applicable law, and delivery and payment therefor of legal consideration in excess of the par value of each of the Shares issued, such Shares will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to the use of our name in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

LOEB & LOEB LLP

/s/ LOEB & LOEB LLP